IMPLEMENTATION AND MANAGEMENT AGREEMENT

This AGREEMENT, dated for reference the 1st day of January, 2013, between Life Stem Genetics, Inc., a South Dakota incorporated company (the "Company"), and LEXINGTON MANAGEMENT INC. a Nevada incorporated company (the "Provider").

WITNESSETH THAT:

WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of implementation, administrative and management services to be provided by the Provider to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Provider as follows:

1. Service Period The Company hereby retains the Provider for the period beginning January 2nd, 2013, and ending on the date on which the Provider's Service is terminated in accordance with paragraph 6 below (the "Service Period")

2. Service: The Provider will oversee management, administrative and implementation services to the Company, such services to include:

   a. Arrange for and monitor legal, accounting and bookkeeping;

   b. Oversee administrative personnel;

   c. Develop and oversee public relations campaigns;

   d. Develop and oversee product marketing programs;

   e. Conduct contract negotiations;

   f. Oversee relations with stem cell therapy providers and clinics;

   g. Seek and arrange financing;

   h. Oversee such other matters normally associated with corporate management.

3. Compensation: Subject to the following provisions of this Agreement, during the Service Period the Provider shall be compensated for its services as follows:

   a. Provider will be paid a base fee of $20,000 per month payable on the first day of each month. The first payment is due upon January 2, 2013;

   b. Provider will be paid a management fee of 15% on all revenue generated from the Company's stem cell therapy program. The base fee will form part of the management fee;

c. Provider will be paid a finder's fee of 25% on all financings arranged on behalf of the Company during the first 12 months of this agreement. Thereafter the Provider will receive a finder's fee of 15% on all financings arranged on behalf of the Company. Any finder's fees paid to third parties will be deducted from the finder's fee paid to the Provider.

4. Competing Businesses: During the period of its Service under this Agreement, the Provider shall not be contracted with or otherwise engage in or be interested in any business in competition with the Company, or with any of its subsidiaries or affiliates.

5. Confidentiality: During and after the Service Period, the Provider will not divulge or appropriate to its own use or to the use of others, in competition with the Company, any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by it in any way while is contracted with the Company or by any of its subsidiaries.

6. Remedies: If at any time the Provider violates to a material extent any of the covenants or agreements set forth in paragraphs 4 and 5, the Company shall have the right to terminate all of its obligations to make further payments under this Agreement. The Provider acknowledges that the Company would be irreparably injured by a violation of paragraph 4 or 5 and agrees that the Company shall be entitled to an injunction restraining the Provider from any actual or threatened breach of paragraph 4 or 5 or to any other appropriate equitable remedy without any bond or other security being required.

   a. Amendment and Termination This Agreement may be amended or cancelled by mutual agreement of the parties without the consent of any other party and only the parties hereto shall have any rights under or interest in this Agreement or the subject matter hereof. The Service Period shall terminate January 1, 2019, or the date on which the Company gives notice to the Provider if such termination is for cause.

   b. For purposes of this Agreement, "Cause" means the Provider's gross misconduct resulting in material damage to the Company or willful and material breach of this Agreement.

7. Notices: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal executive offices or to the Provider at the last address filed by him in writing with the Company, as the case may be.

8. Non-Assignment: The interests of the Provider under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

9. Successors: This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

10. Applicable Law: The provisions of this Agreement shall be construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the Provider and the Company have caused these presents to be executed effective as of the day and year first above written.

LEXINGTON MANAGEMENT INC.

By: ______________________

Its: Duly Authorized Representative

Life Stem Genetics, Inc.

By: ______________________

Its: Duly Authorized Representative